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SONAT OFFSHORE DRILLING                  Sonat Offshore Drilling Inc.
                                         Post Office Box 2765
                                         Houston TX  77252 2765
                                         713 871 7500
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                                         NEWS


           SONAT OFFSHORE DRILLING ANNOUNCES PROPOSAL FOR TRANSOCEAN


       HOUSTON, April 25 / PRNewswire/ -- Sonat Offshore Drilling Inc.  (NYSE:
RIG) today announced that it had made a proposal to the Board of Directors of Transocean ASA, a Norwegian based offshore drilling company with shares traded on the Oslo Stock Exchange, for a business combination of Sonat Offshore and Transocean. Sonat Offshore proposed a merger of the two companies in which Transocean would receive a package of stock and cash of approximately 80% stock and the balance in cash. Each Transocean share would be converted into .4004 Sonat Offshore shares and $5.34 in cash. The proposal contemplates the formation of a holding company to effect the combination.

      J. Michael Talbert, Chairman and Chief Executive Officer of Sonat Offshore stated: "We are pleased to have had the opportunity to make this proposal to Transocean following its announcement that it was studying its alternatives. We conveyed this proposal at a meeting held on April 24 in New York between representatives of the two companies. We are excited about the prospects for the two companies and believe that it represents a tremendous opportunity for the shareholders of both companies."

      Sonat Offshore Drilling is a worldwide offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, the Company specializes in technically demanding segments of the offshore drilling market including deep-water, harsh environment, and turnkey drilling.

      -0-          4/25/96

      /CONTACT:  Jeffrey L. Chastain, Sonat Offshore Drilling, 713-871-7551/

      (RIG)